                                AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION OF
                          SCIENTIFIC LEARNING CORPORATION

     FRANK M. MATTSON hereby certifies that:

1. The original name of this corporation is Scientific Learning Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is May 2, 1997.

2. He is the duly elected and acting Chief Financial Officer, Vice President, Finance and Secretary of this corporation.

3. The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                          I.

     The name of this corporation is Scientific Learning Corporation (the "Company").

                                         II.

     The address of the registered office of the Company in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the Company in the State of Delaware at such address is Amerisearch Corporate Services, Inc.

                                         III.

     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                         IV.

     A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is Forty One Million (41,000,000). Thirty Five Million Five Hundred Thousand (35,500,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five Million Five Hundred Thousand (5,500,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).
Upon filing of this Amended and Restated Certificate of Incorporation, every three (3) outstanding shares of Common Stock shall be combined into two (2) shares of Common Stock and every three (3) outstanding shares of Preferred Stock shall be combined into two (2) shares of Preferred Stock. Upon filing of the Company's Amended and Restated Certificate of Incorporation on July 10, 1998, every two (2) outstanding shares of Common Stock was combined into one (1) share of


                                          1.

Common Stock and every two (2) outstanding shares of Series A Preferred, Series B Preferred or Series C Preferred was combined into (1) share of Series A Preferred, Series B Preferred or Series C Preferred, respectively.

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. No share or shares of any series of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued as part of such series, and the Board of Directors is authorized, pursuant to section 243 of Delaware General Corporation Law, to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

                                          V.

     The rights, preferences, privileges and restrictions relating to the Common Stock and Preferred Stock are as follows:

     A.   DESIGNATION.

          The Preferred Stock shall be divided into series. The first series shall consist of One Million (1,000,000) shares and is designated "Series A Preferred Stock" (the "Series A Preferred"). The second series shall consist of One Million Five Hundred Thousand (1,500,000) shares and is designated "Series B Preferred Stock" (the "Series B Preferred"). The third series shall consist of One Million (1,000,000) shares and is designated "Series C Preferred Stock" (the "Series C Preferred"). The fourth series shall consist of Two Million (2,000,000) shares and is designated "Series D Preferred Stock" (the "Series D Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be referred to collectively herein as the "Preferred."

     B.   DIVIDEND RIGHTS.

          1. Holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of Eighteen Cents ($0.18), Eighteen and Nine-Tenths Cents ($0.189), Twenty Nine and Four-Tenths
Cents ($0.294) and Sixty Three Cents ($0.63), respectively, per share (as adjusted for any stock dividends,


                                          2.

combinations or splits with respect to such shares) per annum. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

          2. So long as any shares of the Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section B(1) above) on the Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of the Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section B(2) shall not, however, apply to (a) a dividend payable in Common Stock, (b) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (c) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors. To the extent the Company is subject to Section 2115 of the California Corporations Code, the holders of the Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 502, 503 and 506 as they relate to repurchase of shares upon termination of employment.

     C.   VOTING RIGHTS.

          1. GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of the Preferred are convertible (pursuant to Section E hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

          2. SEPARATE VOTES BY SERIES OF THE PREFERRED. For so long as at least Six Hundred Sixty Six Thousand Six Hundred Sixty Six (666,666) shares of any series of Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of such series of Preferred shall be necessary for effecting or validating the following actions:

               a. Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

               b. Any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any class of shares or series of equity securities of the Company ranking senior to such series of the Preferred in right of redemption, liquidation preference, voting or dividends;


                                          3.

               c. Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

               d. Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section D.3.);

               e. Any action that results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock; or

               f.   Any voluntary dissolution or liquidation of the Company.


          3. SEPARATE VOTES BY SERIES D PREFERRED. For so long as at least One Million Eight Hundred Thirty Three (1,833,333) shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of the Series D Preferred shall be necessary for effecting or validating the following actions:

               a. Any authorization or any increase, whether by reclassification or otherwise, in the authorized amount of any class of shares or series of equity securities of the Company ranking senior to the Series D Preferred in right of redemption, liquidation preference, voting or dividends; PROVIDED, HOWEVER, that any security with a dividend or liquidation preference that is greater than that of the Series D Preferred solely as a result of, or in connection with, a higher per share initial purchase price of such security shall not be deemed senior for purposes hereof;

               b. Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer); or

               c. Any action that results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock.

          4. ELECTION OF BOARD OF DIRECTORS. For so long as at least Eight Hundred Thousand (800,000) shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to One (1) Board Seat (as hereinafter defined). For so long as the sum of the number of shares of Series B Preferred outstanding and the number of shares of Series C Preferred outstanding exceeds One Million, Four Hundred Sixty Six Thousand Six Hundred Sixty Six (1,466,666), the holders of Series B Preferred and Series C Preferred, voting together as a single class, shall be entitled to Two (2) Board Seats. For so long as the number of shares of Series D Preferred outstanding exceeds One Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (1,333,333), the holders of the Series D Preferred shall be entitled to One (1) Board seat. The holders of the Common Stock, voting as a class, shall be entitled to all remaining Board Seats. As used herein, a "Board


                                          4.

Seat" shall mean the right to elect a member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. In the event that the Company is subject to Section 2115 of the California Corporations Code, directors will be elected in accordance with the foregoing provisions and Sections 301, 301.5 and 708 of the California Corporations Code or any successor provisions thereto.

     D.   LIQUIDATION RIGHTS.

          1. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (A) the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to be paid in cash out of the assets of the Company an amount per share of Preferred equal to the "Original Issue Price" (hereinafter defined) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred, Series B Preferred and Series C Preferred, respectively, held by them, and (B) the holders of the Series D Preferred shall be entitled to be paid in cash out of the assets of the Company for each share of Series D Preferred held by them an amount equal to the "Original Issue Price" (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (as adjusted, the "Base Series D Liquidation Amount"), plus the amount equal to seven percent (7%) per annum of the Base Series D Liquidation Amount (calculated on the basis of a 365 day year and the number of days actually elapsed since the Original Issue Date of the Series D Preferred) and less the per share amount of any dividend paid with respect to the Series D Preferred. The Original Issue Price of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred is Two Dollars and Fifty Five Cents ($2.55), Two Dollars and Seventy Cents ($2.70), Four Dollars and Twenty Cents ($4.20) and Nine Dollars ($9.00), respectively.

          2. After the payment of the full liquidation preference of the Preferred as set forth in Section D.1. above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

          3. The following events shall be considered a liquidation under Section D.1.:

               a. any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

               b. a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          4. If, upon any liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred of the liquidation


                                          5.

preference set forth in Section D.1., then such assets shall be distributed among the holders of the Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     E.   CONVERSION RIGHTS.

          The holders of the Preferred shall have the following rights with respect to the conversion of the Preferred into shares of Common Stock (the "Conversion Rights"):

          1. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section E any shares of a series of the Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of shares of a series of the Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" then in effect for such series (determined as provided in Section E.2.) by the number of shares of such series of Preferred being converted.

          2. CONVERSION RATE. The conversion rate in effect at any time for conversion of shares of a series of the Preferred (the "Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of such series of the Preferred by the "Conversion Price" for such series of the Preferred, calculated as provided in Section E.3.

          3. CONVERSION PRICE. The conversion price for each series of the Preferred shall initially be the Original Issue Price of that series of Preferred (the "Conversion Price"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section E. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

          4. MECHANICS OF CONVERSION. Each holder of the Preferred who desires to convert the same into shares of Common Stock pursuant to this Section E shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of the Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of the Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          5. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the first day the Company issues any shares of Preferred (the "Original Issue Date," which, with respect to each series of Preferred Stock shall mean the first day the Company issued any shares of such series of Preferred Stock) effect a subdivision of the


                                          6.

outstanding Common Stock, the Conversion Price for each series of the Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price for each series of the Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section E.5. shall become effective at the close of business on the date the subdivision or combination becomes effective. Notwithstanding any provision herein to the contrary however, no such adjustment shall be made in connection with the one-for-two reverse split of the Common Stock, Series A Preferred, Series B Preferred and Series C Preferred that was effected on July 10, 1998.

          6. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect for each series of the Preferred shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect for each series of the Preferred by a fraction (a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of the Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section E.6. to reflect the actual payment of such dividend or distribution.

          7. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company that they would have received had their Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section E with respect to the rights of the holders of the Preferred or with respect to such other securities by their terms.

          8. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section D.3. or a subdivision or combination of


                                          7.

shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section E), in any such event each holder of the Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of the Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          9. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section D.3. or as recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section E), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section E with respect to the rights of the holders of the Preferred after the capital reorganization to the end that the provisions of this Section E (including adjustment of the Conversion Price then in effect for each series of the Preferred and the number of shares issuable upon conversion of the Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          10.  SALE OF SHARES BELOW CONVERSION PRICE.

               a. If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Subsection 10 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section E.6. above, and other than a subdivision or combination of shares of Common Stock as provided in Section E.5. above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price with respect to any series of the Preferred, then and in each such case the then existing Conversion Price for such series of the Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Conversion Price by a fraction
(1) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in Subsection 10(b)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (2) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of the Preferred could be converted if fully converted on the day immediately preceding


                                          8.

the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and Convertible Securities (as hereinafter defined) on the day immediately preceding the given date.

               b. For the purpose of making any adjustment required under this Section E.10., the consideration received by the Company for any issue or sale of securities shall (1) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (2) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (3) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

               c. For the purpose of the adjustment required under this Section E.10., if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price with respect to a series of the Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED FURTHER that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED FURTHER that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price with respect to a series of the Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities,


                                          9.

shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, PROVIDED that such readjustment shall not apply to prior conversions of the Preferred.

               d. "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section E.10., whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Preferred;
(2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (3) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (4) shares of Common Stock issuable in connection with a loan or leasing transaction approved by the Board of Directors, (5) shares of Series B Preferred, shares of Series C Preferred or the Series C Warrant issued to Warburg, Pincus Ventures, L.P., (6) strategic transactions approved by a majority of the members of the Board of Directors including at least one of the directors elected by the holders of the Series B Preferred and the Series C Preferred and (7) shares of Common Stock issuable under options, warrants or rights granted in connection with any of the foregoing transactions. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section E.10., into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section E.10., for such Additional Shares of Common Stock.

          11. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price of a series of the Preferred for the number of shares of Common Stock or other securities issuable upon conversion of such series of the Preferred, if such Preferred is then convertible pursuant to this Section E, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of such series of the Preferred at the holder's


                                         10.

address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the Conversion Price at the time in effect, (c) the number of Additional Shares of Common Stock and (d) the type and amount, if any, of other property which at the time would be received upon conversion of that series of the Preferred.

          12. NOTICES OF RECORD DATE. Upon (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (b) any Acquisition (as defined in Section D.3.) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section D.3.), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of the Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (y) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (z) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up; PROVIDED, HOWEVER, that any notice required by this Section E.12. may be waived by holders of a majority of the Preferred.

          13.  AUTOMATIC CONVERSION.

               a. Each share of the Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price for the applicable series of the Preferred, (1) at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares of the Preferred, or (2) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the per share price is at least Fourteen Dollars and Twenty Five Cents ($14.25) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Twenty Two Million Five Hundred Thousand Dollars ($22,500,000). Upon such automatic conversion, any declared but unpaid dividends shall be paid in accordance with the provisions of Section E.4.

               b. Upon the occurrence of the event specified in paragraph (a) above, the outstanding shares of the Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such


                                         11.

conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred, the holders of the Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section E.4.

          14. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.
If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          15. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          16. NOTICES. Any notice required by the provisions of this Section E shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          17. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred so converted were registered.


                                         12.

          18. NO DILUTION OR IMPAIRMENT. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred.

     F. NO REISSUANCE OF THE PREFERRED. No share or shares of the Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

     G. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

     H.   REDEMPTION.

          1. The holders of a majority of the then outstanding shares of Series B Preferred may require the Company to redeem, from any source of funds legally available therefor, the Series B Preferred on September 10, 2006 (the "Series B Redemption Date") by delivering the Series B Redemption Notice (as hereinafter defined) to the Company. The "Series B Redemption Notice" means a notice that shall (a) be executed by holders of at least a majority of the then outstanding shares of Series B Preferred; (b) request redemption of all Series B Preferred on the Series B Redemption Date and (c) be delivered to the Company no more than ninety (90) nor less than sixty (60) days prior to the Series B Redemption Date. The Company shall effect such redemption by paying in cash in exchange for the shares of Series B to be redeemed a sum equal to Two Dollars and Seventy Cents ($2.70) per share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to those shares) plus any declared but unpaid dividends on such shares against delivery of such shares.

          2. The holders of a majority of the then outstanding shares of Series C Preferred may require the Company to redeem, from any source of funds legally available therefor, the Series C Preferred on the Series C Redemption Date (as hereinafter defined) by delivering the Series C Redemption Notice (as hereinafter defined) to the Company. The "Series C Redemption Date" means the tenth anniversary of the first issuance by the Company of the Series C Preferred. The "Series C Redemption Notice" means a notice that shall (a) be executed by holders of at least a majority of the then outstanding shares of Series C Preferred; (b) request redemption of all Series C Preferred on the Series C Redemption Date; and (c) be delivered to the Company no more than ninety (90) nor less than sixty (60) days prior to the Series C Redemption Date. The Company shall effect such redemption by paying in cash in exchange for the Series C Preferred to be redeemed a sum equal to Four Dollars and Twenty
Cents ($4.20) per share of Series C Preferred (as adjusted for any stock dividends, combinations or splits with respect to those shares) plus any declared but unpaid dividends on such shares against delivery of such shares.

          3. The holders of a majority of the then outstanding shares of Series D Preferred may require the Company to redeem, from any source of funds legally available therefor, the Series D Preferred on the Series D Redemption Date (as hereinafter defined) by delivering the


                                         13.

Series D Redemption Notice (as hereinafter defined) to the Company. The "Series D Redemption Date" means the seventh anniversary of the first issuance by the Company of the Series D Preferred. The "Series D Redemption Notice" means a notice that shall (a) be executed by holders of at least a majority of the then outstanding shares of Series D Preferred; (b) request redemption of all Series D Preferred on the Series D Redemption Date and (c) be delivered to the Company no more than ninety (90) nor less than sixty (60) days prior to the Series D Redemption Date. The Company shall effect such redemption by paying in cash in exchange for the shares of Series D to be redeemed a sum equal to Nine Dollars ($9.00) per share of Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to those shares) plus any declared but unpaid dividends on such shares against delivery of such shares.

          4. If the Company is unable to redeem any shares of any series of Preferred Stock on its redemption date because such redemption would violate applicable laws, then the Company shall redeem such shares as soon thereafter as redemption would not violate such laws. In the event of any redemption of only part of a series of Preferred Stock, the Company shall effect such redemption pro rata among the holders thereof (based on the number of shares of such series held on the date of notice of redemption).

                                         VI.

     The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Subject to paragraph (h) of
Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws; provided, however, that any amendment of the Bylaws reducing the number of directors to less than six requires the approval of the holders of a majority of the outstanding Common Stock.

                                         VII.

     A. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.
If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                         14.

                                        VIII.

     Following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Company, any action permitted to be taken at any annual or special meeting of the stockholders may only be taken with such a meeting and may not be consented to in writing.

                                         IX.

     The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation."

                       [THIS SPACE INTENTIONALLY LEFT BLANK]


                                         15.

4. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

5. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of this corporation.

     IN WITNESS WHEREOF, Scientific Learning Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Financial Officer, Vice President, Finance and Secretary in Berkeley, California this _____ day of __________, 1999.

                                        SCIENTIFIC LEARNING CORPORATION

                                        By:
                                           -------------------------------------
                                             FRANK M. MATTSON
                                             Chief Financial Officer, Vice
                                             President, Finance and Secretary




                                         16.